Exhibit 10.1

EXECUTION VERSION

EMPLOYMENT AGREEMENT

between

CHESAPEAKE ENERGY CORPORATION

and

Robert D. Lawler

Dated as of May 20, 2013

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”), dated as of May 20, 2013, is entered into by and between CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation (the “Company”), and ROBERT D. LAWLER, an individual (the “Executive”).  This Agreement shall be effective as of the date of this agreement, with the intent that the Executive shall commence active employment with the Company on or before July 1, 2013 (the first date of the Executive’s active employment with the Company is referred to as the “Effective Date”).  Notwithstanding anything in this Agreement to the contrary, if the Effective Date has not occurred by July 1, 2013 due to the Executive not reporting to the Company for active employment by such date, this Agreement shall become null and void in its entirety ab initio.

W I T N E S S E T H:

WHEREAS, the Company desires to retain the services of the Executive and the Executive desires to make the Executive’s services available to the Company.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the Company and the Executive agree as follows:

1. Employment.  During the Term (as defined in Section 5 below), the Company shall employ the Executive and the Executive hereby accepts such employment subject to the terms and conditions contained in this Agreement.  The Executive shall be engaged as an Executive of the Company, and the Executive and the Company do not intend to create a joint venture, partnership or other relationship which might impose a fiduciary obligation on the Executive or the Company in the performance of this Agreement.

2. Executive’s Duties.  The Executive shall be employed on a full-time basis.  Throughout the Term, the Executive will use the Executive’s reasonable best efforts and due diligence to assist the Company in achieving the most profitable operation of the Company and the Company’s affiliated entities consistent with developing and maintaining a quality business operation.  The Executive shall also devote all of Executive’s working time, attention and energies to the performance of Executive’s duties and responsibilities under this Agreement.

2.1 Specific Duties.  The Executive will serve as Chief Executive Officer for the Company and in such other positions as might be mutually agreed upon by the parties.  The Executive shall perform all of the duties required to fully and faithfully execute the office and position to which the Executive is appointed, and such other duties as may be reasonably requested by the Company’s Board of Directors and consistent with Executive’s position as Chief Executive Officer of the Company.  The Executive will be elected as a member of the Company’s Board of Directors as of the Effective Date.  During the Term, the Executive may be nominated for election or appointed to serve as a director or officer of any of the Company’s affiliated entities as determined in such affiliates’ Board of Directors’ sole discretion.  The services of the Executive will be requested and directed by the Company’s Board of Directors.  All other executive officers of the Company shall report to the Executive unless otherwise determined by the Executive, except to the extent that the Company’s Board of Directors requests that an Executive also report to the Company’s Board of Directors.

1

2.2 Rules and Regulations.  The Company has issued various policies and procedures applicable to employees and the Executive including an Employment Policies Manual which sets forth the general human resources policies of the Company and addresses frequently asked questions regarding the Company.  The Executive agrees to comply with such written policies and procedures except to the extent inconsistent with this Agreement or applicable law.  Such policies and procedures may be changed or adopted in the sole discretion of the Company by written notice to the Executive (which need not be delivered in advance), provided that, to the extent any such policies directly conflict with the terms of this Agreement, the terms of this Agreement shall govern.

3. Other Activities.  Except as provided in this Agreement or approved by the Compensation Committee, or its designee, as applicable, in writing, the Executive agrees not to:  (a) engage in other operating business activities independent of the Company; (b) serve as a general partner, officer, executive, director or member of any corporation, partnership, company or firm; or (c) directly or indirectly invest, participate or engage in the Oil and Gas Business.  For purposes of this Agreement the term “Oil and Gas Business” means:  (i) producing oil and gas; (ii) drilling, owning or operating an interest in oil and gas leases or wells; (iii) providing material or services to the Oil and Gas Business; (iv) refining, processing, gathering, compressing, transporting or marketing oil or gas; or (v) owning an interest in or assisting any corporation, partnership, company, entity or person in any of the foregoing.  Neither the foregoing nor any other provision of this Agreement shall prohibit:  (v) ownership of publicly traded securities; (w) ownership of royalty interests where the Executive owns or previously owned the surface of the land covered in whole or in part by the royalty interest and the ownership of the royalty interest is incidental to the ownership of such surface estate; (x) ownership of royalty interests, overriding royalty interests, working interests or other interests in oil and gas owned prior to the Executive’s date of first employment with the Company and disclosed to the Company in writing; (y) ownership of royalty interests, overriding royalty interests, working interests or other interests in oil and gas acquired by the Executive through a bona fide gift or inheritance subject to disclosure by Executive to the Company in writing; or (z) service as an officer or director of a not-for-profit organization so long as such activity does not materially interfere with Executive’s obligations under this Agreement.  If the Executive serves as a director or officer of a not-for-profit organization, the Executive shall disclose the name of the organization and their involvement in an annual disclosure statement, the form of which shall be provided by the Company.

4. Executive’s Compensation.  The Company agrees to compensate the Executive during the Term as follows:

4.1 Base Salary.  A base salary (the “Base Salary”), at the initial annual rate of not less than One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00), will be paid to the Executive in regular installments in accordance with the Company’s designated payroll schedule.  The Base Salary shall be reviewed annually by, and may be increased in the discretion of, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), based on market trends, Company performance and such other considerations as may be deemed relevant by the Compensation Committee.  Any such increased base salary shall be considered “Base Salary” for all purposes under this Agreement.

2

4.2 Bonus.  In addition to the Base Salary described in paragraph 4.1 of this Agreement, the Executive shall be eligible for an annual cash bonus for each fiscal year during the Term on the same basis as other executive officers under the Company’s then current annual incentive plan which shall be payable in accordance with the terms of such plan; provided that the Executive’s annual bonus opportunity payable at achievement of “target” levels shall be one hundred fifty percent (150%) of Base Salary and the Executive’s annual bonus opportunity payable at achievement of “maximum” levels shall be three hundred percent (300%) of Base Salary, it being understood that the actual amount payable and the performance metrics, weighting, and thresholds applicable to the Executive shall be determined in accordance with the Company’s then current annual incentive plan.  Subject to the final sentence of this Section 4.2, the performance metrics, weighting and thresholds applicable to the Executive’s 2013 fiscal year bonus opportunity shall be the metrics, weighting and thresholds previously determined by the Board of Directors or the Compensation Committee and disclosed in the Company’s proxy statement for the 2013 annual meeting of stockholders.  For each subsequent fiscal year, the performance metrics, weighting and thresholds for each annual bonus opportunity shall be determined by the Company’s Board of Directors or Compensation Committee in good faith following consultation with the Executive.  The Executive’s annual bonus for the 2013 fiscal year shall be prorated to an amount equal to the product of (a) the actual amount payable to the Executive under the Company’s then current annual incentive plan in respect of the 2013 fiscal year, determined as if the Executive had been employed for the entire fiscal year, and (b) a fraction, the numerator of which is the number of days in fiscal year 2013 which include and follow the Effective Date and the denominator of which is 365; provided the Executive’s annual bonus for the 2013 fiscal year shall be no less than Eight Hundred Thousand Dollars ($800,000.00).  The Executive’s annual bonus for each year shall be paid no later than March 15 of the year following the year to which it relates.  Notwithstanding any provision of this Agreement or the Company’s then current annual incentive plan to the contrary, except in the event of a termination of the Executive’s employment for Cause pursuant to Section 6.1.3 or a resignation by the Executive without Good Reason pursuant to Section 6.2, if the Executive’s employment terminates after the end of an applicable fiscal year but before the payment of the annual bonus for such fiscal year, the Executive (or his estate, in the case of his death) shall remain entitled to receive the full amount of the annual bonus that has been earned in accordance with the terms of the then current annual incentive plan, as if he had remained in employment with the Company through the date of payment.

4.3 Equity Compensation.

4.3.1 Annual Equity Grant.  In addition to the compensation set forth in paragraphs 4.1 and 4.2 of this Agreement, the Executive shall be eligible for annual grants of equity-based incentive awards under the Company’s various equity compensation plans (generally referred to as “Equity Compensation Plans”) in respect of each fiscal year during the Term, the amount, form and terms of which shall be established by the Compensation Committee taking into account the performance of the Company and the Executive, and the compensation of the Chief Executive Officers of peer group companies; provided that, in respect of fiscal year 2013, such grant shall (i) be made on or within 10 days after the Effective Date, (ii) have an aggregate grant date fair value of Ten Million Five Hundred Thousand Dollars ($10,500,000), and (iii) consist of 50% stock options (i.e., $5,250,000 in value) and 50% performance share units (i.e., $5,250,000 in value at target performance) (with the Compensation Committee being authorized to adjust

3

each number for rounding and the grant of awards denominated in whole shares).  The stock options granted in respect of fiscal year 2013 shall have an exercise price equal to the fair market value of the Company Stock (as defined below) on the date of grant and shall vest in equal installments on the first, second and third anniversaries of the Effective Date, subject to the Executive’s continued employment on each applicable vesting date other than as set forth in this Agreement, and have such other terms and conditions as are set forth in a separate option agreement to be entered into between the Company and the Executive, which terms and conditions (other than exercise price) shall be consistent with those of options (for the avoidance of doubt excluding the retention options) granted to other members of senior management in fiscal year 2013, subject to Section 16.10(b).  The performance share units granted to the Executive in respect of fiscal year 2013 shall have terms and conditions as set forth in a separate award agreement, which terms and conditions shall be consistent with those of performance share units granted to other members of senior management in fiscal year 2013 (including without limitation a three-year performance period), subject to Section 16.10(b).

4.3.2 Signing Bonus; Additional Equity Grants.

(a) In recognition of unvested equity awards of the Executive’s prior employer which were forfeited by the Executive in connection with him accepting employment with the Company, the Company shall grant the Executive:

(i) a cash signing bonus of Two Million Dollars ($2,000,000), payable thirty (30) days following the Effective Date, which shall be repayable by the Executive if he is terminated by the Company for Cause (as described in Section 6.1.3 of this Agreement) or resigns without Good Reason (as described in Section 6.2 of this Agreement) prior to March 31, 2014; and

(ii)  restricted shares of common stock, par value $0.01 per share, of the Company (“Company Stock”), granted on or within 10 days after the Effective Date, having an aggregate grant date fair value of Two Million Five Hundred Thousand Dollars ($2,500,000.00), with the Compensation Committee being authorized to adjust such number for rounding and the grant of whole shares (the “Equity Makeup Restricted Stock”).  The Equity Makeup Restricted Stock shall vest in equal installments on the second, third and fourth anniversaries of the Effective Date, subject to the Executive’s continued employment on each applicable vesting date, other than as set forth in this Agreement, and have other terms and conditions as are set forth in a separate restricted stock agreement to be entered into between the Company and the Executive.  The documents reflecting the Equity Makeup Restricted Stock shall provide that if the Executive’s employment terminates at or following the end of the Term (as defined in Section 5 of this Agreement) following the Company giving the Executive a Notice of Non-Renewal (as defined in Section 5 of this Agreement), under circumstances which would constitute a termination pursuant to Section 6.1.1, 6.1.2, 6.4 or 6.5 of this Agreement were it in effect at that time, any unvested shares of the Equity Makeup Restricted Stock shall become immediately vested.

4

(b) In addition to the Equity Makeup Restricted Stock and in recognition of the pension benefits which the Executive will lose the opportunity to earn at his prior employer in connection with him accepting employment with the Company (the “Foregone Pension Benefits”), on or promptly following the Effective Date, the Company shall grant the Executive restricted shares of Company Stock having an aggregate grant date fair value of Five Million Dollars ($5,000,000.00), with the Compensation Committee being authorized to adjust such number for rounding and the grant of whole shares (the “First Pension Makeup Restricted Stock”).  The First Pension Makeup Restricted Stock shall vest in equal installments on the third, fourth and fifth anniversaries of the Effective Date, subject to the Executive’s continued employment on each applicable vesting date, other than as set forth in this Agreement, and have other terms and conditions as are set forth in a separate restricted stock agreement to be entered into between the Company and the Executive.  In addition, also in recognition of the Foregone Pension Benefits, if the Executive remains continuously employed with the Company through the fifth anniversary of the Effective Date, on such fifth anniversary the Company shall grant the Executive an additional award of restricted shares of Company Stock having an aggregate grant date fair value equal to Five Million Dollars ($5,000,000.00), with the Compensation Committee being authorized to adjust such number for rounding and the grant of whole shares (the “Second Pension Makeup Restricted Stock” and, with the First Pension Makeup Restricted Stock, the “Pension Makeup Restricted Stock”), which award shall have terms and conditions that are consistent with the terms and conditions of the First Pension Makeup Restricted Stock.  The documents reflecting the First Pension Makeup Restricted Stock and, if granted, the Second Pension Makeup Restricted Stock, shall provide that if the Executive’s employment terminates at or following the end of the Term (as defined in Section 5 of this Agreement) following the Company giving the Executive a Notice of Non-Renewal (as defined in Section 5 of this Agreement), under circumstances which would constitute a termination pursuant to Section 6.1.1, 6.1.2, 6.4 or 6.5 of this Agreement were it in effect at that time, any unvested shares of the First Pension Makeup Restricted Stock or, if previously granted and outstanding, Second Pension Makeup Restricted Stock shall become immediately vested.

4.4 Benefits.  The Company will provide the Executive such retirement benefits, such relocation benefits and such other benefits as are customarily provided to similarly situated executives of the Company (which shall be no less than the sum of reasonable actual moving expenses plus one months’ Base Salary) and as are set forth in and governed by the Company’s Employment Policies Manual.  The Executive will be entitled to take one hundred seventy-six (176) hours of Paid Time Off (“PTO”) annually, calculated from the Executive’s anniversary date, during the term of this Agreement.  No additional compensation will be paid for failure to take PTO other than as provided under the Company’s PTO policy or this Agreement.  The Company will also provide the Executive and his eligible dependents, as applicable, with coverage under the Company’s medical, life, disability and other insurance plans, if any.  The Company will make such coverage available to the Executive on the same terms as is customarily provided by the Company to the plan participants as modified from time to time.  The Executive is subject to all of the terms and provisions of the Company’s benefit plans or policies.  Executive will be entitled to receive reimbursement for all reasonable business expenses incurred by Executive in accordance with the Company’s expense reimbursement policy.  All payments for re-

5

imbursement under this Section 4.4 shall be paid promptly but in no event later than the last day of Executive’s taxable year following the taxable year in which Executive incurred such expenses.

5. Term.  The term of Executive’s employment under the provisions of this Agreement shall be for a period commencing on the Effective Date and ending on the third anniversary of the Effective Date (the “Term”); provided, however, that the Term shall automatically be extended thereafter for successive periods of one year unless, at least one hundred twenty (120) days prior to the expiration of the then current Term, either party shall have given written notice to the other of the intention not to extend the Term (a “Notice of Nonrenewal”); and provided, further, that if during the Term of this Agreement a Change of Control occurs, the Term of this Agreement shall be extended to the later of the original expiration date of the Term or the expiration of the Change of Control Period; and provided, further, that if the Company provides a Notice of Nonrenewal to the Executive in accordance with this Section 5 and terminates the Executive’s employment without Cause upon the expiration of the Term, then such termination shall be considered a termination of the Executive’s employment by the Company without Cause pursuant to Section 6.1.1(a) or 6.1.2(a), as applicable, for all purposes under this Agreement, including for purposes of the Company’s obligations to pay termination compensation in accordance with the terms of this Agreement.  For purposes of this Agreement, a “Change of Control” means the occurrence of any of the following:

(a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of either (i) the then outstanding shares of Chesapeake Energy Corporation common stock (the “Outstanding CHK Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of Chesapeake Energy Corporation entitled to vote generally in the election of directors (the “Outstanding CHK Voting Securities”).  For purposes of this paragraph, the following acquisitions by a Person will not constitute a Change of Control:  (i) any acquisition by Chesapeake Energy Corporation; (ii) any redemption, share acquisition or other purchase of shares directly or indirectly by Chesapeake Energy Corporation; (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Chesapeake Energy Corporation or any corporation controlled by Chesapeake Energy Corporation; or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of paragraph (c) below;

(b) during any period of not more than twenty-four (24) months, the individuals who constitute the Board of Directors (the “Incumbent Board”) of Chesapeake Energy Corporation as of the beginning of the period cease for any reason to constitute at least a majority of the Board of Directors.  Any individual becoming a director whose election, or nomination for election by Chesapeake Energy Corporation’s shareholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board, but any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or

6

threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board will not be deemed a member of the Incumbent Board.

(c) the consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of Chesapeake Energy Corporation (a “Business Combination”), unless following such Business Combination:  (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding CHK Common Stock and Outstanding CHK Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Chesapeake Energy Corporation or all or substantially all of Chesapeake Energy Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding CHK Common Stock and Outstanding CHK Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of Chesapeake Energy Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Incumbent Board, providing for such Business Combination; or,

(d) the approval by the shareholders of Chesapeake Energy Corporation of a complete liquidation or dissolution of Chesapeake Energy Corporation.

For purposes of this Agreement, “Change of Control Period” means the twenty four (24) month period commencing on the effective date of a Change of Control.

6. Termination.  This Agreement will continue in effect until the expiration of the Term stated in Section 5 of this Agreement unless earlier terminated pursuant to this Section 6.  For purposes of this Agreement, “Termination Date” shall mean (a) if Executive’s employment is terminated by death, the date of death; (b) if Executive’s employment is terminated pursuant to Section 6.4 due to a disability, thirty (30) days after notice of termination is provided to Executive in accordance with Section 6.4; (c) if Executive’s employment is terminated by Company without Cause or by Executive for Good Reason pursuant to Section 6.1.1 or 6.1.2, on the effective date of termination specified in the notice required by Section 6.1.1 or 6.1.2 respectively; (d) if Executive’s employment is terminated by Company for Cause pursuant to Section 6.1.3, the date on which the notice of termination required by Section 6.1.3 is given; or (e) if Executive’s employment is terminated by Executive pursuant to Section 6.2, on the effective date of termination specified by Executive in the notice of termination required by Section 6.2 unless the Com-

7

pany rejects such date as allowed by Section 6.2, in which case it would be the date specified by the Company.

6.1 Termination by Company.  The Executive’s employment under this Agreement may be terminated prior to the expiration of the Term under the following circumstances:

6.1.1 Termination without Cause or for Good Reason Outside of a Change of Control Period.

(a) Termination by the Company without Cause.  The Company may terminate the Executive’s employment without Cause at any time by the service of written notice of termination to the Executive specifying an effective date of such termination not sooner than thirty (30) business days after the date of such notice; provided that a Notice of Nonrenewal being provided by the Company to the Executive, or by the Executive to the Company, shall not alone constitute a termination of the Executive’s employment by the Company without Cause.

(b) Termination by the Executive for Good Reason.  The Executive may terminate employment with the Company for “Good Reason” and such termination will not be a breach of this Agreement by Executive; provided that the cessation of the Executive’s employment at the end of the Term (including any applicable renewal period thereof) following a Notice of Nonrenewal having been provided by the Company to the Executive, or by the Executive to the Company, shall not alone constitute a termination of the Executive’s employment by the Executive with Good Reason.  For purposes of this Agreement, Good Reason shall mean the occurrence of one of the events set forth below:

(i) elimination of the Executive’s job position or material reduction in duties, title, authority or responsibilities, including reassignment of the Executive to a position other than Chief Executive Officer of the Company or the assignment to the Executive of duties or responsibilities materially inconsistent with the Executive’s position as Chief Executive Officer of the Company;

(ii) a failure of the Executive to be nominated by the Board for re-election to the Board at each annual shareholders meeting of the Company occurring during the Term;

(iii) a material reduction in the Executive’s Base Salary, or target or maximum amount of the Executive’s annual bonus opportunity (it being understood that a 5% reduction in either Base Salary or the target or maximum amount of Executive’s annual bonus opportunity will be considered material for this purpose);

(iv) a material breach by the Company of this Agreement or any other material agreement between the Executive and the Company; or

8

(v) a requirement that the Executive relocate to a location outside of a fifty (50) mile radius of the Company’s principal executive office on the Effective Date.

Notwithstanding the foregoing, the Executive will not be deemed to have terminated for Good Reason unless (A) the Executive provides written notice to the Company of the existence of one of the conditions described above within ninety (90) days after the Executive has knowledge of the initial existence of the condition, (B) the Company fails to remedy the condition so identified within thirty (30) days after receipt of such notice (if capable of correction), (C) the Executive provides a notice of termination to the Company within thirty (30) days of the expiration of the Company’s period to remedy the condition specifying an effective date for the Executive’s termination, and (D) the effective date of the Executive’s termination of employment is within ninety (90) days after the Executive provides written notice to the Company of the existence of the condition referred to in clause (A).

(c) Obligations of the Company.  In the event the Executive is Terminated without Cause or terminates employment for Good Reason outside of a Change of Control Period, the Executive will receive as termination compensation within thirty (30) days of the Termination Date:  (i) a payment of one and three-quarters (1.75) times the sum of the Base Salary and Annual Bonus in a lump sum payment; (ii) pro rata vesting through the last day of the month in which the Termination Date occurs of all unvested awards granted to Executive under the Equity Compensation Plans other than the Equity Makeup Restricted Stock and Pension Makeup Restricted Stock, which are addressed separately in the following subclauses (provided performance share units shall only be payable subject to the attainment of the performance measures for the applicable performance period as provided under the terms of the applicable award agreement); (iii) any unvested shares of Equity Makeup Restricted Stock shall be immediately vested; (iv) a number of shares of First Pension Makeup Restricted Stock or, if previously granted and outstanding, Second Pension Makeup Restricted Stock shall be immediately vested equal to (A) the product of (x) 20%, (y) the total number of shares of First Pension Makeup Restricted Stock or Second Pension Makeup Restricted Stock (as applicable) and (z) the number of full years elapsed between the applicable grant date and the Termination Date, less (B) the number of shares of First Pension Makeup Restricted Stock or Second Pension Makeup Restricted Stock (as applicable) that has vested prior to the Termination Date (with any remaining unvested shares of Pension Makeup Restricted Stock forfeited and cancelled without consideration); (v) any Supplemental Matching Contributions to the Chesapeake Energy Corporation Amended and Restated Deferred Compensation Plan (the “401(k) Make-Up Plan”) shall be immediately vested; and (vi) a lump sum payment of any PTO pay accrued but unused through the Termination Date.  For purposes of this Agreement “Annual Bonus” shall be defined as the average of the annual bonus payments the Executive has received during the immediately preceding three (3) calendar years unless the Executive has received (or been eligible to receive) an annual bonus in less than three (3) calendar years prior to the Termination Date, in which case, “Annual Bonus” shall be defined as the greater of (X) the Executive’s target bonus for the year in which the Termination Date occurs or (Y) the average of the annual bonus payments the Executive has received during the number of calendar years prior to the Termination Date

9

in which the Executive was eligible to receive an annual bonus.  The right to the foregoing termination compensation described under clauses (i) through (vi) above is subject to both the Executive’s execution and non-revocation of a severance agreement substantially in the form attached to this Agreement as Exhibit A (a “Severance Agreement”) within thirty (30) days following the Termination Date (provided that, if such thirty (30) day period begins and ends in different calendar years, such termination compensation shall be paid or vested in the later taxable year), and the Executive’s compliance with all of the provisions of this Agreement, including all post-employment obligations.

6.1.2 Termination without Cause or for Good Reason During a Change of Control Period.

(a) Termination by the Company without Cause.  The Company may terminate the Executive’s employment without Cause during a Change of Control Period at any time by the service of written notice of termination to the Executive specifying an effective date of such termination not sooner than thirty (30) business days after the date of such notice; provided that a Notice of Nonrenewal being provided by the Company to the Executive, or by the Executive to the Company, shall not alone constitute a termination of the Executive’s employment by the Company without Cause.

(b) Termination by the Executive for Good Reason.  The Executive may terminate employment with the Company for Good Reason during a Change of Control Period and such termination will not be a breach of this Agreement by Executive; provided that the cessation of the Executive’s employment at the end of the Term (including any applicable renewal period thereof) following a Notice of Nonrenewal being provided by the Company to the Executive, or by the Executive to the Company, shall not alone constitute a termination of the Executive’s employment by the Executive with Good Reason.

(c) Obligations of the Company.  In the event the Executive is Terminated without Cause or terminates employment for Good Reason during a Change of Control Period, the Executive will receive as termination compensation within thirty (30) days of the Termination Date:  (i) a payment of two and three-quarters (2.75) times the sum of the Base Salary and Annual Bonus in a lump sum payment; (ii) all unvested awards granted under the Equity Compensation Plans (including, without limitation, any unvested shares of Equity Makeup Restricted Stock, First Pension Makeup Restricted Stock and, if previously granted and outstanding, Second Pension Makeup Restricted Stock) shall be immediately vested (provided performance share units shall only be payable subject to the attainment of the performance measures for the applicable performance period as provided under the terms of the applicable award agreement); (iii) if such termination occurs following the fourth anniversary of the Effective Date and prior to the fifth anniversary of the Effective Date, a cash payment of Five Million Dollars ($5,000,000) in respect of the Second Pension Makeup Restricted Stock, (iv) any Supplemental Matching Contributions to the 401(k) Make-Up Plan shall be immediately vested; and (iv) a lump sum payment of any PTO pay accrued but unused through the Termination Date.  The right to the foregoing termination compensation described under clauses (i), (ii), (iii) and (iv) above is subject to both the Executive’s execution and non-

10

revocation of a Severance Agreement within thirty (30) days following the Termination Date (provided that, if such thirty (30) day period begins and ends in different calendar years, such termination compensation shall be paid or vested in the later taxable year), and the Executive’s compliance with all of the provisions of this Agreement, including all post-employment obligations.

6.1.3 Termination for Cause.  The Company may terminate the employment of the Executive hereunder at any time for Cause (as hereinafter defined) (such a termination being referred to in this Agreement as a “Termination For Cause”) by giving the Executive written notice of such termination.  As used in this Agreement, “Cause” means:

(i) the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board of Directors of the Company which specifically identifies the manner in which the Board of Directors believes that the Executive has not substantially performed the Executive’s duties;

(ii) the failure of the Executive to relocate his primary residence to the Oklahoma City, Oklahoma metropolitan area not later than October 31, 2013;

(iii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.  For purposes of this provision, no act, or failure to act, on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company; or

(iv) a material breach by the Executive of any of the representations in Section 14.12 of this Agreement.

In the event this Agreement is terminated for Cause, the Company will not have any obligation to provide any further payments or benefits to the Executive after the Termination Date other than a lump sum payment within thirty (30) days of the Termination Date of any PTO pay accrued but unused through the Termination Date.

6.2 Termination by Executive without Good Reason.  The Executive may voluntarily terminate employment under this Agreement without Good Reason by the service of written notice of such termination to the Company specifying an effective date of termination no sooner than thirty (30) days and no later than sixty (60) days after the date of such notice; pro-

11

vided, however, if less than thirty (30) days remain in the Term, the minimum notice required from Executive under this Section 6.2 shall be reduced from thirty (30) to seven (7) days.  The Company reserves the right to end the employment relationship at any time after the date such notice is given to the Company and to pay Executive through the Termination Date.

6.3 Retirement by Executive.  In the event the Executive is fifty-five (55) years or older and the Executive’s employment is terminated under Sections 6.1.1 or 6.2 of this Agreement, the Executive will be (a) eligible for continued post-retirement vesting of any awards granted to the Executive under the Equity Compensation Plans (other than the Equity Makeup Restricted Stock and the Pension Makeup Restricted Stock) which remain unvested at the time of termination after the application of Section 6.1.1, if applicable (provided performance share units shall only be payable subject to the attainment of the performance measures for the applicable performance period as provided under the terms of the applicable award agreement); and (b) eligible for accelerated vesting of the unvested Supplemental Matching Contributions to the 401(k) Make-Up Plan.  The vesting under clauses (a) and (b) of this Section 6.3 will be in accordance with the retirement matrix (the “Retirement Matrix”) attached to this Agreement.  The right to acceleration and continued vesting is subject to both the execution and non-revocation by the Executive of a Severance Agreement within thirty (30) days following the Termination Date (provided that, if such thirty (30) day period begins and ends in different calendar years, such compensation shall be paid or vested in the later taxable year), and the Executive’s obligation to comply with all post-employment obligations under this Agreement.

6.4 Disability.  If the Executive suffers from a physical or mental condition which in the reasonable judgment of a physician selected by the Company (and reasonably acceptable to the Executive or his legal representative) prevents the Executive from being able to perform the duties specified herein for a period of four (4) consecutive months, the Executive may be terminated by the Company.  In the event the Executive is terminated due to Disability (a) all unvested awards granted to the Executive under the Equity Compensation Plans (including, without limitation, the Equity Makeup Restricted Stock and the First Pension Makeup Restricted Stock or, if previously granted and outstanding, Second Pension Makeup Restricted Stock) shall be immediately vested (provided performance share units shall only be payable subject to the attainment of the performance measures for the applicable performance period as provided under the terms of the applicable award agreement); and (b) any Supplemental Matching Contributions to the 401(k) Make-Up Plan shall be immediately vested.  Executive shall also receive a lump sum payment within thirty (30) days of the Termination Date of any PTO pay accrued but unused through the Termination Date.  The right to the foregoing compensation due under clauses (a) and (b) above is subject to the execution and non-revocation by the Executive or the Executive’s legal representative of a Severance Agreement within thirty (30) days following the Termination Date (provided that, if such thirty (30) day period begins and ends in different calendar years, such compensation shall be paid or vested in the later taxable year), which severance agreement will operate as a release of all legally waivable claims against the Company.  In applying this Section 6.4, the Company will comply with any applicable legal requirements, including the Americans with Disabilities Act.

6.5 Death of Executive.  If the Executive dies during the term of this Agreement, the Company may thereafter terminate this Agreement without compensation.  In the event of the Executive’s death the Company will (a) immediately vest all unvested awards granted to

12

the Executive under the Equity Compensation Plans (including, without limitation, the Equity Makeup Restricted Stock and the First Pension Makeup Restricted Stock or, if previously granted and outstanding, Second Pension Makeup Restricted Stock, and provided performance share units shall only be payable subject to the attainment of the performance measures for the applicable performance period as provided under the terms of the applicable award agreement); and (b) immediately vest any Supplemental Matching Contributions to the 401(k) Make-Up Plan.  Executive’s beneficiaries/estate shall also receive a lump sum payment within thirty (30) days of death of any PTO pay accrued but unused through the Termination Date.  Amounts payable under this Section 6.5 shall be paid to the beneficiary designated on the Company’s universal beneficiary designation form in effect on the date of the Executive’s death.  If the Executive fails to designate a beneficiary or if such designation is ineffective, in whole or in part, any payment that would otherwise have been paid under this Section 6.5 shall be paid to the Executive’s estate.

6.6 Effect of Termination.

6.6.1 The termination of this Agreement, when accompanied by the termination of Executive’s employment with the Company, will terminate all obligations of the Executive to render services on behalf of the Company from and after the Termination Date, provided that upon termination of this Agreement and termination of employment for any reason (other than by reason of Executive’s death), the Executive will maintain the confidentiality of all information acquired by the Executive during the term of Executive’s employment in accordance with the terms and provisions of the Company’s Confidentiality Agreement and, subject to Section 6.6.4 below, the Executive shall comply with all other post-employment requirements including Section 6.6 and Sections 7, 8, 9, 10, 11, 12, 13, 14 and 16.

6.6.2 Except as otherwise provided in Sections 4.2, and 6 of this Agreement and payment of any PTO pay accrued but unused through the Termination Date, no accrued bonus, severance pay or other form of compensation will be payable by the Company to the Executive by reason of the termination of this Agreement.  All keys, entry cards, credit cards, files, records, financial information, Confidential Information, research, results, test data, instructions, drawings, sketches, specifications, product data sheets, products, books, DVDs, disks, memory devices, business plans, marketing plans, documents, correspondence, furniture, furnishings, equipment, supplies and other items relating to the Company in the Executive’s possession will remain the property of the Company.  Upon termination of employment, the Executive will have the right to retain and remove all personal property and effects which are owned by the Executive and located in the offices of the Company at a time determined by the Company.  All such personal items will be removed from such offices no later than two (2) days after the Termination Date, and the Company is hereby authorized to discard any items remaining and to reassign the Executive’s office space after such date.  Prior to the Termination Date, the Executive will render such services to the Company as might be reasonably required to provide for the orderly termination of the Executive’s employment.  Notwithstanding the foregoing and without discharging any obligations to pay compensation to the Executive under this Agreement, after notice of the termination, the Company may request that the Executive not provide any other services to the Company and not enter the Company’s premises before or after the Termination Date.  In the event that the Executive separates

13

employment with the Company, Executive hereby grants consent to notification by the Company to Executive’s new employer about Executive’s rights and obligations under this Agreement.  Upon such termination of employment, the Executive further agrees to acknowledge compliance with this Agreement in a form reasonably provided by the Company.

6.6.3 If this Agreement is not terminated pursuant to any of the preceding provisions of Section 6 prior to the expiration of the Term, this Agreement and Executive’s employment under this Agreement will end and Company will have no further obligation to provide any further payments or benefits to Executive under this Agreement after the expiration of the Term other than any PTO pay accrued but unused through the expiration of the Term.  Upon expiration of this Agreement due to one party giving a Notice of Nonrenewal to the other, Executive may continue to be employed with Company on an “at will” basis until such employment is terminated by either party, with or without any reason.  Notwithstanding the foregoing or any provision of this Agreement to the contrary, Sections 15 and Section 16.10 of this Agreement shall survive any termination or expiration of the Term, this Agreement and the Executive’s employment with the Company and its affiliates.

6.6.4 Upon expiration of this Agreement due to the Company giving a Notice of Nonrenewal to the Executive, unless such expiration is combined with a termination of the Executive’s employment by the Company without Cause as provided in the first paragraph of Section 5, all of the Executive’s obligations under this Agreement (including Sections 7 and 8) shall terminate and cease and be of no further force or effect upon the Executive’s termination of employment with the Company, other than the Executive’s obligations under Section 9, which shall continue for the period stated therein notwithstanding such expiration of this Agreement.

7. Non-Competition.  For a period of one (1) year after the Executive is no longer employed by the Company for any reason, the Executive will not knowingly acquire, attempt to acquire or aid another in the acquisition or attempted acquisition of an interest in oil and gas assets, oil and gas production, oil and gas leases, mineral interests, oil and gas wells or other such oil and gas exploration, development or production activities within any spacing unit in which the Company owns an oil and gas interest on the date of the resignation or termination of the Executive.  In the event of a Termination of Executive’s employment pursuant to Section 6.1.2, the one (1) year period referred to in the first sentence of this Section 1 shall be replaced with a two (2) year period.

8. Non-Solicitation.  The Executive agrees that during his/her employment hereunder, and for the one (1) year period immediately following the termination of employment for any reason, (i) the Executive shall not solicit or contact any established client or customer of the Company with a view to inducing or encouraging such established client or customer to discontinue or curtail any business relationship with the Company, and (ii) the Executive will not request or advise any established clients, customers or suppliers of the Company to withdraw, curtail or cancel its business with the Company.

14

9. Non-Solicitation of Employees.  The Executive covenants that during the term of employment and for the one (1) year period immediately following the termination of employment for any reason, Executive will neither directly nor indirectly induce nor attempt to induce any executive or employee of the Company to terminate his or her employment with the Company to go to work for any other company.

10. Non-Disparagement.  Each party (which, in the case of the Company, shall mean its officers and directors) agrees to not at any time during or after the Term make statements which are intended to defame, disparage, embarrass or cause harm to the other party or, in the case of the Company, any of its affiliated entities or any of their officers and directors.  Nothing in this paragraph shall preclude any person from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process, or to defend or enforce a person’s rights under this Agreement.

11. Reasonableness.  The Company and the Executive have attempted to specify a reasonable period of time and reasonable restrictions to which this Agreement shall apply.  The Company and Executive agree that if a court or administrative body should subsequently determine that the terms of this Agreement are greater than reasonably necessary to protect the Company’s interest, the Company agrees to waive those terms which are found by a court or administrative body to be greater than reasonably necessary to protect the Company’s interest and to request that the court or administrative body reform this Agreement specifying a reasonable period of time and such other reasonable restrictions as the court or administrative body deems necessary.

12. Equitable Relief.  The Executive acknowledges that the services to be rendered by Executive are of a special, unique, unusual, extraordinary, and intellectual character, which gives them a peculiar value, and the loss of which cannot reasonably or adequately be compensated in damages in an action at law; and that a breach by the Executive of any of the provisions contained in this Agreement will cause the Company irreparable injury and damage.  The Executive further acknowledges that the Executive possesses unique skills, knowledge and ability and that any material breach of the provisions of this Agreement would be extremely detrimental to the Company.  By reason thereof, the Executive agrees that the Company shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to injunctive and other equitable relief to prevent or curtail any breach of this Agreement by him/her.

13. Continued Litigation Assistance.  The Executive will reasonably cooperate with and assist the Company and its representatives and attorneys as reasonably requested, during and after the Term, with respect to any litigation, arbitration or other dispute resolutions by being available at and for reasonable times and durations for interviews, depositions and/or testimony in regard to any matters in which the Executive is or has been involved or with respect to which the Executive has relevant information.  The Company will reimburse the Executive for any reasonable business expenses the Executive may incur in connection with this obligation.

14. Arbitration.  Any disputes, claims or controversies between the Company and Executive including, but not limited to those arising out of or related to this Agreement or out of the parties’ employment relationship (together, “Employment Matter”), shall be settled by arbitration as provided herein.  This agreement shall survive the termination or rescission of this Agreement.

15

All arbitration shall be in accordance with Rules of the American Arbitration Association, including discovery, and shall be undertaken pursuant to the Federal Arbitration Act.  Arbitration will be held in Oklahoma City, Oklahoma unless the parties mutually agree to another location.  The decision of the arbitrator will be enforceable in any court of competent jurisdiction.  The parties, however, agree that the Company shall be entitled to obtain injunctive or other equitable relief to enforce the provisions of this Agreement in a court of competent jurisdiction.  The parties further agree that this arbitration provision is not only applicable to the Company but its affiliates, officers, directors, employees and related parties.  Executive agrees that he/she shall have no right or authority for any dispute to be brought, heard or arbitrated as a class or collective action, or in a representative or a private attorney general capacity on behalf of a class of persons or the general public.  No class, collective or representative actions are thus allowed to be arbitrated and Executive agrees that he/she must pursue any claims that he/she may have solely on an individual basis through arbitration.  The Company will reimburse the Executive for all legal fees and expenses reasonably incurred (provided such legal fees are calculated on an hourly, and not on a contingency fee basis), as well as costs and expenses reasonably incurred in connection with an Employment Matter.  Reimbursement by the Company shall be made as soon as practicable following final resolution of the Employment Matter to the extent the Company receives appropriate documentation of such attorney’s fees, costs and expenses which shall be provided no later than December 31 of the year in which the Employment Matter is resolved, provided, however, the Executive will only be entitled to reimbursement if the Executive is successful in respect of one or more material claims or defenses brought, raised or pursued in connection with such Employment Matter.  Payment of reimbursement for such fees and expenses shall be made no later than December 31 of the year immediately following the year of resolution.

15. Indemnification. During and after the Term, the Company shall provide the Executive with no less favorable directors’ and officers’ liability insurance and indemnification rights than apply to any then-current officer or director of Company.  This Section shall survive the termination of this Agreement.

16. Miscellaneous.  The parties further agree as follows:

16.1 Time.  Time is of the essence of each provision of this Agreement.

16.2 Notices.  Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement will be in writing and will be deemed to have been given when delivered personally or by express mail to the party designated to receive such notice, or on the date following the day sent by overnight courier, or on the third business day after the same is sent by certified mail, postage and charges prepaid, directed to the following address or to such other or additional addresses as any party might designate by written notice to the other party:

To the Company:

Chesapeake Energy Corporation 6100 N. Western Ave. Oklahoma City, OK 73118 Attn: Lisa M. Phelps

16

To the Executive:

Robert D. Lawler the most recent home address in the records of the Company

16.3 Assignment.  Neither this Agreement nor any of the parties’ rights or obligations hereunder can be transferred or assigned without the prior written consent of the other parties to this Agreement; provided, however, the Company may assign this Agreement to any successor to or purchaser of the Company.

16.4 Construction.  If any provision of this Agreement or the application thereof to any person or circumstances is determined, to any extent, to be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which the same is held invalid or unenforceable, will not be affected thereby, and each term and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.  Except as provided for in Section 13, this Agreement is intended to be interpreted, construed and enforced in accordance with the laws of the State of Oklahoma.

16.5 Entire Agreement.  This Agreement, any documents executed in connection with this Agreement, any documents specifically referred to in this Agreement and the Employment Policies Manual constitute the entire agreement between the parties hereto with respect to the subject matter herein contained, and no modification hereof will be effective unless made by a supplemental written agreement executed by all of the parties hereto.

16.6 Binding Effect.  This Agreement will be binding on the parties and their respective successors, legal representatives and permitted assigns.  In the event of a merger, consolidation, combination, dissolution or liquidation of the Company, the performance of this Agreement will be assumed by any entity which succeeds to or is transferred the business of the Company as a result thereof, and the Executive waives the consent requirement of Section 14.3 to effect such assumption.

16.7 Supersession.  On execution of this Agreement by the Company and the Executive, the relationship between the Company and the Executive will be bound by the terms of this Agreement, any documents executed in connection with this Agreement, any documents specifically referred to in this Agreement and the Employment Policies Manual.  In the event of a conflict between the Employment Policies Manual and this Agreement, this Agreement will control in all respects.

16.8 Third-Party Beneficiary.  The Company’s affiliated entities and partnerships are beneficiaries of all terms and provisions of this Agreement and entitled to all rights hereunder.

16.9 Section 409A.  This Agreement is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and related U.S. Treasury regulations or official pronouncements (“Section 409A”) and any ambiguous provision will be construed in a manner that is compliant with such exemption; provided, however, if and to the extent that any compensation payable pursuant to this Agreement is determined to be sub-

17

ject to Section 409A, this Agreement will be construed in a manner that will comply with Section 409A.  Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed on his/her Termination Date to be a “specified employee” within the meaning of that term under Section 409A, then any payments and benefits under this Agreement that are subject to Section 409A and paid by reason of a termination of employment shall be made or provided on the later of (a) the payment date set forth in this Agreement or (b) the date that is the earliest of (i) the expiration of the six-month period measured from the date of the Executive’s termination of employment or (ii) the date of the Executive’s death (the “Delay Period”).  Payments and benefits subject to the Delay Period shall be paid or provided to the Executive without interest for such delay.  Termination of employment as used throughout this Agreement shall refer to a separation from service within the meaning of Section 409A.  To the extent required to comply with Section 409A, references to a “resignation,” “termination,” “termination of employment” or like terms throughout this Agreement shall be interpreted consistent with the meaning of “separation from service” as defined in Section 409A.

16.10 Clawbacks.

(a) Notwithstanding anything in this Agreement or any other agreement between the Company and/or its related entities and Executive to the contrary, Executive acknowledges that the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Act”) may have the effect of requiring certain executives of the Company and/or its related entities to repay the Company, and for the Company to recoup from such executives, erroneously awarded amounts of incentive-based compensation.  If, and only to the extent, the Act, any rules and regulations promulgated by thereunder by the Securities and Exchange Commission or any similar federal or state law requires the Company to recoup any erroneously awarded incentive-based compensation that the Company has paid or granted to Executive, Executive hereby agrees, even if Executive has terminated his employment with the Company, to promptly repay such erroneously awarded incentive compensation to the Company upon its written request.  In addition, the Executive agrees to be subject to any other compensation clawback arrangement adopted by the Board (whether before or after the Effective Date) which is applicable to all executive officers of the Company.  This Section shall survive the termination of this Agreement.

(b) Notwithstanding anything in this Agreement or any other agreement between the Company and/or its related entities and Executive to the contrary (including the agreements governing the Executive’s equity compensation granted in accordance with Section 4.3), except pursuant to a compensation clawback arrangement that the Company is required by applicable law or any applicable stock exchange listing standards to adopt, in no event shall any compensation paid or payable to the Executive (including equity or other incentive compensation awards or grants) be cancelled, forfeited or required to be repaid or recouped or otherwise be subject to clawback as a result of any conduct, action or omission of the Executive (including the Executive’s engaging in activity in competition with the Company), unless such conduct, action or omission also (i) constitutes a material breach of this Agreement or the Severance Agreement, or (ii) would otherwise provide the Company with a right to termination the Executive’s employment for Cause pursuant to Section 6.3 of this Agreement; provided that, this Section 16.10(b) shall survive the termination of this Employment Agreement for purposes of determining whether conduct, action or omission by the Executive results in a cancellation, forfeiture, repayment, recoupment or clawback of compensation.

18

16.11 Maximum Payments by the Company.

(a) It is the objective of this Agreement to maximize Executive’s Net After-Tax Benefit (as defined herein) if payments or benefits provided under this Agreement are subject to excise tax under Section 4999 of the Code.  Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit by the Company or otherwise to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including, by example and not by way of limitation, acceleration by the Company or otherwise of the date of vesting or payment or rate of payment under any plan, program, arrangement or agreement of the Company (all such payments and benefits, including the payments and benefits under Section 6 hereof, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the cash severance payments shall first be reduced, and the non-cash severance payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments shall be subject to the Excise Tax, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b) The Total Payments shall be reduced by the Company in the following order:  (i) reduction of any cash severance payments otherwise payable to Executive that are exempt from Section 409A of the Code, (ii) reduction of any other cash payments or benefits otherwise payable to Executive that are exempt from Section 409A of the Code, but excluding any payments attributable to the acceleration of vesting or payments with respect to any equity award with respect to the Company’s common stock that is exempt from Section 409A of the Code, (iii) reduction of any other payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payments attributable to the acceleration of vesting and payments with respect to any equity award with respect to the Company’s common stock that are exempt from Section 409A of the Code, and (iv) reduction of any payments attributable to the acceleration of vesting or payments with respect to any other equity award with respect to the Company’s common stock that are exempt from Section 409A of the Code.

(c) For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of independent auditors of nationally recognized

19

standing (“Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.  The costs of obtaining such determination shall be borne by the Company.

16.12 Executive’s Representation.  Executive represents and warrants as of the date hereof that: (i) he/she is not subject to any contract, arrangement, policy or understanding, or to any statute, governmental rule or regulation, that in any way limits his/her ability to enter into and fully perform his/her obligations under this Agreement; and (ii) he/she is not otherwise unable to enter into and fully perform his/her obligations under this Agreement.

16.13 Advisor’s Fees.  The Company shall pay the Executive’s reasonable advisor fees (legal and tax) incurred in connection with the contemplation, preparation, negotiation and execution of this Agreement up to a maximum of $25,000.

20

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective the date first above written.

CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation.
By:	/s/ Archie W. Dunham
Archie W. Dunham, Chairman of the Board of Directors (the "Company")

By:	/s/ Robert D. Lawler
Robert D. Lawler, Individually (the "Executive")

RETIREMENT MATRIX

Chief Executive Officer
Service Yrs	<55	55-59	60-64	>=65
0–5	0%	0%	0%	0%
5–10	0%	60%	80%	100%
10–15	0%	80%	100%	100%
15–20	0%	100%	100%	100%
20+	0%	100%	100%	100%

Exhibit A

Form of Severance Agreement

(attached)

Form of Severance Agreement

[EFFECTIVE DATE OF TERM]

[Employee Name]
[Address]
[City, State  Zip]

Dear [Employee Name]:

Your employment with Chesapeake Energy Corporation and any applicable subsidiaries or affiliates will terminate pursuant to paragraph [ ] of your Employment Agreement dated [EMPLOYMENT AGREEMENT DATE], effective [EFFECTIVE DATE OF TERM] (the “Termination Date”).  You will be mailed a check representing the payment of your wages due for the period of [WAGE PERIOD START DATE] through [WAGE PERIOD END DATE], and payment of the balance of your accrued and unused PTO, if applicable.

Enclosed are two copies of a letter containing a proposed Severance Agreement for your consideration.  If you agree with the terms of this proposed Severance Agreement, return a fully executed copy of the original letter and attached General Release to the Company within twenty-one (21) days after you receive those documents.  If you do not thereafter rescind your signature, you will have the right to termination compensation as provided in your Employment Agreement.

Should you have any specific questions about your final pay, 401(k), stock, benefits, etc., please reference the attached HR contact list.

Best regards,

Jennifer M. Kraszewski
Senior Director- Human Resources

Form of Severance Agreement

[EFFECTIVE DATE OF TERM]

[Employee Name]
[Address]
[City, State  Zip]

Dear [Employee Name]:

Your employment with Chesapeake Energy Corporation and any applicable subsidiaries or affiliates, (the “Company”) will terminate effective [EFFECTIVE DATE OF TERM] (the “Termination Date”).

This letter, along with the attached General Release, will reflect your Severance Agreement with the Company, provided you sign and return copies of both these documents no later than twenty-one (21) days from the date you receive them.

Regardless of whether you accept this Severance Agreement, if you have any Company property in your possession, you must return it without delay.  In addition to any electronic devices and other physical property of the Company, you must also return all originals and any copies of company records.  This includes any disks, files, notebooks, etc. you have personally generated or maintained with respect to the Company’s business, as well as any Company records in your possession.

1.    [DESCRIPTION OF SEVERANCE]

2.   General Release.  As indicated above, you will return an executed copy of this Severance Agreement and the attached General Release within twenty-one (21) days of your receipt of these documents.  By signing this Severance Agreement, you are agreeing that once seven (7) days have passed from the date you sign the General Release, you will not to attempt to revoke or rescind the General Release at any time in the future.  In addition, you are representing that you fully understand the terms of this Severance Agreement and the General Release and will have had an opportunity to seek legal advice regarding this Severance Agreement and the General Release, if you desire to do so, before signing these documents.  You are also representing to the Company that you have not commenced and do not intend to commence any action or filed any administrative charge or complaint against the Company or any of its subsidiaries or affiliates in regard to your employment between the Termination Date and the date you sign this Severance Agreement and the General Release.  You are further representing that you have not otherwise acted in any way that would be or have been prohibited by your Employment Agreement or this Severance Agreement once it becomes effective.

3.   Employment Agreement.  You and the Company agree and acknowledge that Sections 7, 8, 9, 10, 11, 12, 13, 14, 15 and 16 of your Employment Agreement remain in full force and effect as if fully set forth in this Severance Agreement.  Except as set forth in this Severance Agreement, you acknowledge that the other terms and provisions (other than your right to receive the payments and benefits set forth in Section 1 of this Severance Agreement, the last sentence of Section 4.2 of the Employment Agreement and provisions in the Employment Agreement relating to your right to reimbursements for any expenses incurred prior to the Termination Date) are of no further force and effect.

4.           Requests to Provide Information and Future Activities.  At any time in the future, if you receive any subpoena or court order to testify or provide information regarding the Company or your past employment with the Company, you will notify the Company’s counsel, Jim Webb, at Chesapeake Energy Corporation, P.O. Box 18496, Oklahoma City, Oklahoma 73154-0496 in writing within five (5) days of receipt or by email to jim.webb@chk.com within twenty four (24) hours if the subpoena or court order requires compliance sooner than five (5) days.  Further, you will not act as a paid expert witness or paid consultant, or in any similar paid capacity in any litigation, arbitrations, administrative proceedings, governmental inquiries, external investigations or hearings (each a “Prohibited Activity”) involving the Company, provided, however, that this sentence shall not restrict any services you perform in connection with your ordinary employment or engagement with any entity or organization that may be involved in any Prohibited Activity as long as you are not engaged solely or primarily as an expert witness or consultant with respect such Prohibited Activities or in any similar paid capacity.

5.           Confidentiality of Information.  You agree that, except with the prior written consent of the Company, you will not, at any time after the date of this Agreement, make any independent use of or disclose to any other person or organization, including any governmental agency, any of the Company’s confidential, proprietary information or trade secrets.  This shall apply to any information which is of a special and unique value and includes, without limitation, both written and unwritten information relating to operations and marketing; business planning and strategies; finance; accounting; costs of providing service; operating and maintenance costs; and pricing matters.  This obligation regarding the Company’s confidential, proprietary information or trade secrets is in addition to, but does not replace, any prior agreement between you and the Company regarding confidentiality.  For this purpose, information will not be considered confidential information, proprietary information or trade secrets if it has been published in a form generally available to the public or is publicly available or has become public knowledge prior to the date you propose to disclose or use such information, provided, that such publishing or public availability or knowledge of such information shall not have resulted from your directly or indirectly breaching your obligations under this paragraph or any of your other confidentiality obligations to the Company.  For purposes of the previous sentence, information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if material features comprising such information have been published or become publicly available.  Notwithstanding the foregoing, you may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel at Company’s expense in resisting or otherwise responding to such process, in each case to the extent permitted by applicable laws or rules.  Nothing in this paragraph shall prohibit you from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements above), (ii) disclosing information and documents to your attorney, financial or tax adviser for the purpose of securing legal, financial or tax advice, (iii) disclosing your post-employment restrictions in confidence to any potential new employer.

6.           Conditions of Receipt of Payments and Benefits; Forfeiture.  The Company’s obligation to make any payments or to provide any benefits under this Severance Agreement is contingent on your not rescinding your signature on this Severance Agreement and the General Release.  Also, your retention of the payments and other benefits provided in this Severance Agreement are contingent on your continued compliance with your commitments in this Severance Agreement and the applicable portions of your Employment Agreement.  Material breach of these obligations will entitle the Company to cease all payments to be made or benefits provided under this Severance Agreement and shall entitle the Company to immediate reimbursement from you of any payments you have previously received and/or the value of any benefits provided under this Severance Agreement.

7.           Severability.  You and the Company agree that if any portion of this Severance Agreement or the General Release or the application of their terms to any person or circumstance or claim is determined, to any extent, to be invalid or unenforceable, the remainder of this Severance Agreement and the General Release, or the application of such terms to any other persons, circumstances or claims shall not be affected and that this Severance Agreement and General Release shall continue to be valid and enforceable to the fullest extent permitted by law.

By signing and returning this Severance Agreement, you will be agreeing to all the terms and conditions stated above and agreeing that this document, together with the General Release, constitutes the entire agreement between you and the Company except for the terms and provisions of your [EMPLOYMENT AGREEMENT DATE] Employment Agreement that remain in full force and effect.

Signature Page Follows

AGREED TO ON BEHALF OF CHESAPEAKE ENERGY CORPORATION

Name:
Title:

AGREED TO BY THE EMPLOYEE:

Employee Signature

Date

Form of Severance Agreement

NOTICE

Various laws, including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Pregnancy Discrimination Act of 1978, the Equal Pay Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Americans With Disabilities Act, the Employee Retirement Income Security Act and the Uniformed Services Employment and Reemployment Rights Act (all as amended from time to time), prohibit employment discrimination based on sex, race, color, national origin, religion, age, disability, eligibility for covered employee benefits and veteran status.  You may also have rights under laws such as the Older Workers Benefit Protection Act of 1990, the Worker Adjustment and Retraining Notification Act of 1988, the Fair Labor Standards Act, the Family and Medical Leave Act, the Occupational Health and Safety Act and other federal, state and/or municipal statutes, orders or regulations pertaining to labor, employment and/or employee benefits.  These laws are enforced through federal departments and agencies such as the United States Department of Labor, the Equal Employment Opportunity Commission and various state and municipal labor departments, fair employment boards, human rights commissions and similar agencies.

This General Release is being provided to you in connection with the proposed Severance Agreement outlined in a letter dated [EFFECTIVE DATE OF TERM].  The federal Older Workers Benefit Protection Act requires that you have at least twenty-one (21) days, if you want it, to consider whether you wish to sign a release such as this one in connection with a special, individualized Severance Agreement.  You may sign the Severance Agreement and General Release anytime between now and the end of that twenty-one (21) day period.

BEFORE EXECUTING EITHER THE PROPOSED SEVERANCE AGREEMENT OR THIS GENERAL RELEASE YOU SHOULD REVIEW THESE DOCUMENTS CAREFULLY AND CONSULT WITH YOUR ATTORNEY.

You may revoke this General Release within seven (7) days after you sign it and it shall not become effective or enforceable until that revocation period has expired.  If you do not sign and return the proposed Severance agreement and this General Release within twenty-one (21) days, or if you exercise your right to revoke the General Release after signing it, you will not be eligible for any payments or benefits described in the Severance Agreement.  Any revocation must be in writing and must be sent or delivered to Lisa Phelps by facsimile to (405) 849-1000 or by regular mail to Ms. Phelps at Chesapeake Energy Corporation, P.O. Box 18128, Oklahoma City, Oklahoma 73154 or by express mail or private overnight delivery service to Ms. Phelps at Chesapeake Energy Corporation, 6100 N. Western Avenue, Oklahoma City, Oklahoma 73118.  To be effective, any revocation must be received by Ms. Phelps no later than 5:00 p.m. Central Standard or Daylight Savings Time seven (7) days following your execution of this General Release (or if that day falls on a Saturday, Sunday or legal holiday, the next regular business day thereafter).

GENERAL RELEASE

In consideration of the Severance Agreement proposed to me by Chesapeake Energy Corporation as reflected in a letter of [EFFECTIVE DATE OF TERM] (the “Severance Agreement”) and the payments and benefits I will receive under the Severance Agreement, I hereby release and discharge Chesapeake Energy Corporation and its predecessors, successors, affiliates, subsidiaries and partners and each of those entities’ employees, officers, directors and agents (hereafter collectively referred to as the “Company”) from all claims, liabilities, demands, and causes of action, known or unknown, fixed or contingent, which I may have or claim to have against the Company either as a result of my past employment with the Company and/or the severance of that relationship and/or otherwise, and hereby waive any and all rights I may have with respect to any such claims.

This General Release includes, but is not limited to, claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Pregnancy Discrimination Act of 1978, the Equal Pay Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974 and the Uniformed Services Employment and Reemployment Rights Act (all as amended from time to time).  This General Release also includes, but is not limited to, any rights I may have under the Older Workers Benefit Protection Act of 1990, the Worker Adjustment and Retraining Notification Act of 1988, the Fair Labor Standards Act, the Family and Medical Leave Act, the Occupational Health and Safety Act and any other federal, state and/or municipal statutes, orders or regulations pertaining to labor, employment and/or employee benefits.  This General Release also applies to any claims or rights I may have based on any legal or equitable restrictions on the Company’s rights not to continue an employment relationship with its employees, including any express or implied employment contracts, and to any claims I may have against the Company for fraudulent inducement or misrepresentation, defamation, wrongful termination or other retaliation claims in connection with workers’ compensation or alleged “whistleblower” status or on any other basis whatsoever.

It is specifically agreed, however, that this General Release does not have any effect on any rights or claims I may have against the Company which arise after the date I execute this General Release.  This General Release also does not have any effect on any claims that cannot be released as a matter of law,  any vested rights I may have under any of the Company's benefit plans or arrangements or equity or equity-based awards as of or after my last day of employment with the Company, any rights or claims I may have to indemnification under the Company’s bylaws, Directors’ and Officers’ insurance policy, any contract or any applicable State laws pertaining to indemnification of employees or officers following termination of employment.  Finally, this General Release does not have any effect on any of the Company’s obligations under the Severance Agreement or any provisions of my Employment Agreement (as defined in the Severance Agreement) that, pursuant to the express terms of the Severance Agreement, are intended to survive the execution of the Severance Agreement.

I have carefully reviewed and fully understand all the provisions of this General Release (including the foregoing NOTICE) and the Severance Agreement.  I have not relied on any representation or statement, oral or written, by the Company or any of its representatives, which is not set forth in those documents.

Except for the terms and provisions of my [EMPLOYMENT AGREEMENT DATE] Employment Agreement that remain in full force and effect to the extent set forth in the Severance Agreement, the Severance Agreement and this General Release set forth the entire agreement between me and the Company with respect to this subject and supersede all prior agreements.  I understand that my receipt and retention of the special payments and benefits covered by the Severance Agreement are contingent not only on my execution of this General Release, but also on my continued compliance with my other obligations under the Severance Agreement and, to the extent still in effect, my [EMPLOYMENT AGREEMENT DATE] Employment Agreement and that the violation of any of these obligations will result in my loss of right to or forfeiture of the payments and benefits I may receive under the Severance Agreement without affecting the validity and enforceability of this General Release.

I acknowledge that the Company has given me twenty-one (21) days to consider the Severance Agreement and this General Release and advised me to seek independent legal advice as to these matters, if I chose to do so.  I hereby represent and state that I have taken such actions and obtained such information and independent legal or other advice, if any, that I believed were necessary for me to fully understand the effects and consequences of the Severance Agreement and this General Release prior to signing those documents.  I understand that I may revoke this General Release within seven (7) days after I have signed it, and that this General Release shall not become effective or enforceable until seven (7) days have passed from the date the General Release is signed.  I represent and state that I fully understand how any such revocation is to be made and the consequences of any such revocation.

Dated this _____ day of ___________________, 20____.

Employee Signature

-2-